Exhibit 99.1

News Release

For Immediate Release

Contact:

C. Harril Whitehurst, Jr.

Executive Vice President and CFO

804-897-3900

hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.

REPORTS RESULTS OF OPERATIONS FOR THE FOURTH QUARTER 2015

Midlothian, Virginia, March 28, 2016. Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), today reported fourth quarter 2015 earnings of $96,000 and a net loss available to common shareholders, which deducts from net income the dividends and discount accretion on its preferred stock, of $78,000, or $0.06 per fully diluted common share. For the year ended December 31, 2015, the Company had net income of $646,000 and a net income available to common shareholders of $6,591,000, or $5.49 per fully diluted share. The net income available to common shareholders for the year ended December 31, 2015 was positively impacted by the forgiveness of principal and dividends on preferred stock amounting to $6,619,000 associated with the rights offering to shareholders and concurrent standby offering completed in March 2015. Those results compare to a net loss of $336,000 and a net loss available to common shareholders of $710,000, or $2.11 per fully diluted common share, for the fourth quarter of 2014, and a net loss of $1,037,000 and a net loss available to common shareholders of $2,473,000, or $7.39 per fully diluted common share, for the year ended December 31, 2014.

Comparative summary operating results is presented following (dollars in thousands except per share data):

					For the Year
	Q4 2015	Q3 2015	Q2 2015	Q1 2015	2015	2014
Net interest income before (recovery of) provision for loan losses	$3,215	$3,242	$3,141	$3,039	$12,637	$13,018
(Recovery of) provision for loan losses	$(2,000)	$-	$-	$-	$(2,000)	$100
Net interest income after (recovery of) provision for loan losses	$5,215	$3,242	$3,141	$3,039	$14,637	$12,918
Gain on sale of loans	$1,279	$1,840	$1,728	$1,229	$6,076	$4,449
Other noninterest income	$1,003	$1,030	$1,008	$941	$3,982	$3,440
Noninterest expense	$7,401	$5,641	$5,793	$5,214	$24,049	$21,844
Net income (loss)	$96	$471	$84	$(5)	$646	$(1,037)
Net income (loss) available to common shareholders	$(78)	$301	$(83)	$6,451	$6,591	$(2,473)
Fully diluted EPS	$(0.06)	$0.21	$(0.06)	$15.40	$5.49	$(7.39)
Return on average assets	0.09%	0.44%	0.08%	(0.00)%	0.15%	(0.24)%
Return on average equity	1.22%	6.15%	1.10%	(0.10)%	2.30%	(5.43)%
Net interest margin	3.46%	3.45%	3.34%	3.36%	3.40%	3.46%

Average assets	$422,286	$426,047	$432,948	$426,383	$426,601	$438,472
Average equity	$31,148	$30,380	$30,696	$20,117	$28,171	$19,088

Q4 2015 results were impacted by the following factors:

•	Recovery of loan losses of $2,000,000. This favorable adjustment was due primarily to credit quality improvements and an enhanced model for evaluating inherent losses in the Bank’s loan portfolio.
•	Write down of asset held for sale of $1,962,000. We recorded a write down of $1,962,000 on our previous headquarters at the Watkins Centre (“Watkins”) based on active negotiations with prospective buyers and our expectations of its net realizable value. This write down coupled with the $675,000 write down in Q2 resulted in a write down of the carrying value of Watkins of $2,637,000 for 2015.
•	Seasonality of Village Bank Mortgage Corporation revenue and pretax income. In the mortgage business, revenues and earnings typically decline in Q4 from Q3. The mortgage company’s Q4 pretax income of $1,339 represented a decline of $369,000 from the pretax income experienced in Q3 2015 and an improvement of $11,000 from the pretax loss experienced in Q4 2014. Gains on the sale of mortgage loans during Q4 declined by $562,000 from Q3 and increased by $282,000 from Q4 2014.
•	Noninterest expense declined. Noninterest expenses for Q4 2015, excluding the write down on Watkins, declined by $202,000, or 4%, from Q3 2015, and increased by $254,000, or 5%, from Q4 2014.

Asset Quality

•	Continued improvement in asset quality during the fourth quarter of 2015 (in thousands).

	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014
Classified Assets	$15,375	$18,600	$21,661	$26,403	$30,684
Nonperforming Assets (NPAs)	9,967	12,507	14,375	19,369	20,116
Net Charge-offs (Recoveries)	(66)	71	277	(115)	(71)
Expense related to foreclosed assets (OREO)	288	(49)	(218)	132	194

•	NPAs (nonaccrual loans and foreclosed real estate) were reduced by $10,149,000, or 50%, during 2015.
•	Classified Assets, a broader measure of problem assets, declined by $15,309,000, or 50%, during 2015.
•	Although OREO expense increased in Q4 2015 compared to Q3 2015, for the year 2015 it declined by $1,091,000, or 88%, from $1,244,000 in 2014 to $153,000 in 2015.

Earnings

Earnings have improved in 2015 with net income amounting to $646,000 compared to a net loss of $1,037,000 for 2014. This improvement of $1,683,000 is primarily a result of the following factors (in thousands):

	2015	2014	Increase (Decrease) in Net Income
Provision for loan losses	$(2,000)	$100	$2,100
Net income from mortgage operations	1,017	(150)	1,167
Write down of assets held for sale	2,649	-	(2,649)
Expenses related to foreclosed assets, net	153	1,244	1,091

Total			$1,709

•	The recovery of loan losses recorded in 2015 was due primarily to credit quality improvements and an enhanced model for evaluating inherent losses in the Bank’s loan portfolio.
•	Overall, the mortgage lending market has improved in 2015 compared to 2014 resulting in the significant improvement in net income from mortgage operations. For 2015, the mortgage company sold $208,479,000 in mortgage loans resulting in gains on sale of $6,076,000, compared to $162,983,000 and $4,449,000, respectively, in 2014.
•	The write down of assets held for sale relates primarily to Watkins and was a result of our assessment of its net realizable value based on active negotiations for its sale.
•	As the real estate market has improved in 2015, we have experienced an improvement in the impact of foreclosed assets on our profitability as demonstrated in the following table:

	2015	2014
Total foreclosed assets	$6,249	$12,638
Gain on sale	862	142
Write downs	(690)	(735)
Expense to carry	(325)	(651)

As we have reduced our nonperforming assets, we expect the impact of foreclosed assets on our profitability to decline.

Capital

The capital of the Company and the Bank improved in 2015. The Company meets eligibility criteria of a small bank holding company in accordance with the Federal Reserve Board’s Small Bank Holding Company Policy Statement issued in February 2015, and is no longer obligated to report consolidated regulatory capital. The Bank continues to be subject to various capital requirements administered by banking agencies. The Bank’s capital ratios at the indicated dates were as follows:

Ratio	Actual 12/31/2015	Actual 12/31/2014
Tier 1 leverage	9.33%	7.18%
Total risk-based capital	14.02%	12.08%

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank. Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation (“FDIC”).  The Bank has eleven branch offices. Village Bank and its wholly-owned subsidiary, Village Bank Mortgage Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Forward-Looking Statements

In addition to historical information, this press release may contain forward-looking statements. For this purpose, any statement, that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on the operations and future prospects of the Company including, but not limited to:

•	changes in assumptions underlying the establishment of allowances for loan losses, and other estimates;
•	the risks of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;
•	the effects of future economic, business and market conditions;
•	the inability to reduce nonperforming assets consisting of nonaccrual loans and foreclosed real estate;
•	our inability to maintain our regulatory capital position;
•	the Company’s computer systems and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, or other disruptions despite security measures implemented by the Company;
•	changes in market conditions, specifically declines in the residential and commercial real estate market, volatility and disruption of the capital and credit markets, soundness of other financial institutions we do business with;
•	risks inherent in making loans such as repayment risks and fluctuating collateral values;
•	changes in operations of Village Bank Mortgage Corporation as a result of the activity in the residential real estate market;
•	legislative and regulatory changes, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and other changes in banking, securities, and tax laws and regulations and their application by our regulators, and changes in scope and cost of FDIC insurance and other coverages;
•	exposure to repurchase loans sold to investors for which borrowers failed to provide full and accurate information on or related to their loan application or for which appraisals have not been acceptable or when the loan was not underwritten in accordance with the loan program specified by the loan investor;

•	governmental monetary and fiscal policies;
•	changes in accounting policies, rules and practices;
•	reliance on our management team, including our ability to attract and retain key personnel;
•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;
•	demand, development and acceptance of new products and services;
•	problems with technology utilized by us;
•	changing trends in customer profiles and behavior; and
•	other factors described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”).

Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Web site at www.sec.gov.

Financial Highlights

(Dollars in thousands, except per share amounts)

	December 31,
	2015	2014

Balance Sheet Data
Total assets	$419,941	$434,004
Investment securities	37,919	39,542
Loans held for sale	14,373	9,914
Loans, net	303,879	281,139
Deposits	364,848	378,860
Borrowings	15,272	26,066
Shareholders' equity	30,359	19,058
Book value per share	$17.38	$12.32
Total shares outstanding	1,417,775	350,622

Asset Quality Ratios
Allowance for loan losses to:
Loans, net of deferred fees and costs	1.16%	2.00%
Nonaccrual loans	95.78%	76.62%
Nonperforming assets to total assets	2.37%	4.63%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)
Selected Operating Data
Interest income	$3,898	$3,976	$15,504	$16,578
Interest expense	683	833	2,867	3,560
Net interest income before
provision for loan losses	3,215	3,143	12,637	13,018
(Recovery of) provision for loan losses	(2,000)	-	(2,000)	100
Noninterest income	2,282	1,706	10,058	7,889
Noninterest expense	7,401	5,185	24,049	21,844
Income tax expense (benefit)	-	-	-	-
Net income (loss)	96	(336)	646	(1,037)
Net income (loss) available to
common shareholders	(78)	(710)	6,591	(2,473)
Earnings (loss) per share
Basic	$(0.06)	$(2.11)	$5.65	$(7.39)
Diluted	$(0.06)	$(2.11)	$5.49	$(7.39)

Performance Ratios
Return on average assets	0.09%	(0.31)%	0.15%	(0.24)%
Return on average equity	1.22%	(6.95)%	2.29%	(5.43)%
Net interest margin	3.46%	3.36%	3.40%	3.46%

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